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                                 Exhibit 99.1

          MERKERT AMERICAN CORPORATION ANNOUNCES PRELIMINARY RESULTS
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                    FOR SECOND QUARTER ENDED JUNE 30, 1999

CANTON, MA (AUGUST 6, 1999) - Merkert American Corporation (Nasdaq/NMS:MERK), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods--and the only publicly-traded food broker in the United States--reported today it expects second quarter earnings in 1999 to be below its combined predecessor second quarter results in 1998 mainly due to a decrease in revenues from $52.1 million in the 1998 second quarter to approximately $50.5 million in the 1999 second quarter. Excluding the impact of revenues contributed by acquisitions made during 1999, revenues decreased from $52.1 million in the second quarter of 1998 to approximately $47.0 million in the second quarter of 1999. Private label and other sales increased slightly from $9.1 million in the second quarter of 1998 to approximately $9.3 million in the second quarter of 1999.

"The decrease in brokerage commissions is mainly due to lost manufacturer representation resulting from product conflicts created by the Company's planned merger with Richmont Marketing Specialists, Inc. ("Richmont"), which the Company expects to complete in the third quarter, and the continuing consolidation of manufacturer representation by food brokers and other factors. The Company's operations overlap with Richmont's in the southeastern region of the United States," stated Gerald Leonard, Chairman and Chief Executive Officer of Merkert American.

"The pending merger with Richmont, together with the acquisition of The Sales Force Companies, Inc. ("Sales Force"), which we have under letter of intent, will provide us with complete coverage of the United States. After consummation of the Sales Force and Richmont transactions we will be a national food broker implementing a unified corporate strategy. We are confident with the progress we are making with Richmont to develop a comprehensive integration plan to address these strategic opportunities. This corporate leadership aligned with local-market expertise best positions us in our industry to effectively execute manufacturers' sales, marketing and merchandising plans within a complex and dynamic retailing environment."

"We are pursuing national business from manufacturers with this national platform and intend to replace and grow business lost--with new national and retailer specific contracts," continued Leonard.

Operating expenses, excluding depreciation and amortization, for the second quarter of 1999 are estimated to be approximately $50.5 million versus $50.0 million the first quarter of 1999. Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") are expected to be approximately $0.0 to $0.1 million in the second quarter. While the second quarter results will reflect Selling, General and Administrative expenses attributable to activities associated with the planned merger with Richmont, the expected restructuring charges associated with the planned merger will not be recorded until after the close of the merger. Prior to the consummation of the pending merger with Richmont, the Company cannot fully realize its planned operational efficiencies.

                                      ***

As a result of the decrease in operating income in the second quarter, the Company is in default of several of its financial covenants under the terms of its senior secured credit facility with First Union National Bank. The Company expects to obtain a waiver for non-compliance in conjunction

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with the pending merger with Richmont and corresponding refinancing of the senior secured credit facility. The consummation of the merger with Richmont and the acquisition of Sales Force are subject to customary conditions, and there is no guarantee that either transaction will be consummated.

                                      ***

Management will release its 1999 second quarter results on August 13, 1999 and will hold an investor conference call to discuss those results as well as its progress related to the planned merger with Richmont.

                                      ***

Merkert American, based in Canton, Massachusetts, provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. Merkert American is one of the five largest food brokers in the United States and the only food broker with comprehensive coverage of the eastern United States. The Company represents more than 750 manufacturers and 70,000 food and non-food stock-keeping units, and does business with key retailers in 25 states.


This press release contains forward-looking statements within the meaning of
Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Merkert American. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Merkert American's ability to consummate any of the transactions contemplated by the letters of intent to which Merkert American is a party; Merkert American's ability to successfully integrate any future and past acquisitions; the stockholder vote or other conditions relating to the Richmont merger; principal realignment as a result of the proposed merger, the competitive environment; and general economic conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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